Exhibit 10.5

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

FOR THE GENERAL ACCOUNT OF AXA EQUITABLE

THIS AGREEMENT, dated as of October 1, 2004 (this “Agreement”), is made by and between Alliance Capital Management L.P. (together with any affiliated successor to its business, “Adviser”), and AXA Equitable Life Insurance Company (“Client”).

WITNESSETH:

WHEREAS, Client desires to avail itself of the experience, analysis and advice of Adviser and to have Adviser provide the services hereinafter set forth upon the terms and conditions contained in this Agreement;

WHEREAS, Client is an investment manager as that term is used in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for certain pension plans which participate in Client’s separate accounts 43, 46, and 48 and, in meeting its responsibilities as investment manager to such accounts, Client desires to avail itself of the experience, advice, assistance and facilities of Adviser and to have it undertake the duties and responsibilities set forth in this Agreement upon the following terms and conditions;

WHEREAS, Adviser is willing to perform such services and undertake such duties and responsibilities upon such terms and conditions;

WHEREAS, Adviser and Client previously entered into an Amended and Restated Investment Advisory and Management Agreement, dated as of January 1, 1999, as amended (the “1999 Advisory Agreement”); and

WHEREAS, Adviser and Client desire to terminate the 1999 Advisory Agreement with respect to the General Account (as hereinafter defined) but not with respect to any of the Separate Accounts (as defined in the 1999 Advisory Agreement) as of the date hereof;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereby agree as follows:

SECTION 1.  Termination of 1999 Advisory Agreement.  The 1999 Advisory Agreement is hereby terminated with respect to the General Account (as hereinafter defined) but not with respect to any of the Separate Accounts (as defined in the 1999 Advisory Agreement), effective as of the date hereof.

SECTION 2.  Investment Advisory Services.   Client hereby engages Adviser to provide nondiscretionary investment advisory and asset management services of the kinds described in this Agreement, upon the terms and conditions set forth in this Agreement.  On and after the date hereof, Adviser will act as investment adviser with respect to certain assets which Client from time to time designates Adviser to manage that are held in segments of its general account and its separate accounts 43, 46, and 48 and that are evidenced by securities other than securities in the asset classes listed in

Schedule II attached hereto.  Adviser and Client have agreed to a list attached hereto as Schedule I specifying the asset categories in such general and separate accounts with respect to which Adviser may provide advisory services in accordance with the terms of this Agreement (which assets, together with all additions, substitutions and alterations thereto, are hereafter called the “General Account”).

In deciding on the manner in which to recommend the assets be invested, Adviser will act in accordance with the directions of Client’s Investment Committee of the Board of Directors and any other investment policy statements or other similar guidelines which are furnished in writing by Client.  Adviser will make recommendations with respect to the investment of the General Account.  Recommendations will be communicated to an appropriate investment officer of Client and Client will make investment decisions which will be communicated in writing or orally (in which case, they shall be promptly confirmed in writing) to Adviser.

Where Client has instructed Adviser that it wishes to vote the proxies for any shares of stock or other voting securities held in the General Account, Adviser may make recommendations to Client on the voting of such proxies.

Adviser shall use its best efforts to ensure that recommendations made pursuant to this Agreement comply with all applicable provisions of the New York Insurance Law of which it has been advised by Client or of which it is otherwise aware; provided, however, that ultimate responsibility for compliance shall remain with Client.

Nothing herein shall be deemed to preclude Client from arranging to receive investment advisory services from other investment advisers respecting any Client assets, including any assets in the General Account.

SECTION 3.  Investment Management Services. Adviser is hereby granted the following power and authority with respect to the General Account.

Adviser shall, with the approval of Client, place orders for the execution of securities transactions for the General Account as may be recommended to and accepted by Client with or through such brokers, dealers or issuers as Adviser may select in accordance with Section 8 below.  Adviser recognizes that it may be a fiduciary under ERISA with respect to some of the assets held in separate accounts 43, 46 and 48.  Subject to applicable law and its policy to allocate investment opportunities among clients and among the General Account over a period of time on a fair and equitable basis, transactions in securities may be effected on behalf of clients of Adviser other than Client from whom Adviser has discretionary trading or investment authority prior to the time that recommendations for transactions in the same securities may be communicated to Client (or executed by or on behalf of Client), and at different prices.

In connection with the services to be provided hereunder, Adviser will vote the proxies for all shares of stock or other voting securities held in the General Account, unless otherwise instructed in writing by Client, as set forth in Section 2.

SECTION 4.  Reporting and other Administrative Services. Adviser shall furnish such reports, returns, data, analyses, disclosures and other information requested by Client as Client determines are (a) necessary for Client’s compliance with and prepared in accordance with Regulatory Requirements, as defined below (including, without limitation, those of the Securities and Exchange Commission, the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, and New York Insurance Department), statutory accounting principles, United States generally accepted accounting principles, French accounting principles and international accounting standards, or (b) otherwise necessary to meet Client’s current and future requirements, including, but not limited to the reports and information set forth in Schedule III.  “Regulatory Requirement” shall mean any statute, law, rule, ruling, code, ordinance, decision, official pronouncement, regulation, requirement, procedure, permit, directions, decree, judgment or order of any Regulatory Authority (defined in next sentence) now or hereafter in effect, in such case, as and to the extent available in published or other publicly available form, and, in each case, as amended from time to time and any interpretation thereof published by any Regulatory Authority.  “Regulatory Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any rating agency or entity which sets accounting and/or reporting standards.

Adviser shall deliver to Client (i) on a quarterly basis a completed quarterly management questionnaire letter to the controller of Client, in such form as Client may reasonably request, on accounting, reporting, internal controls and disclosure issues in support of the quarterly management representation letter to be issued by Client to its independent accountants, signed by such appropriate officers of Adviser and, at Client’s request, of any affiliate of Adviser which is performing services under this Agreement, as Client may reasonably request; and (ii) on an annual basis, on such date as Client may reasonably designate, SAS 70 (as defined below) opinion letters (Type II) containing reports on both internal controls placed in operation and tests of operating effectiveness of such controls, prepared by a  Nationally Recognized Accounting Firm (as defined below) that does not represent Client as its principal auditor  for each of (1) Client and (2) its parent AXA.  Until further notice from Client, such SAS 70 opinion letters will, for each year, be dated as of September 30 and delivered by November 15.  If the processes and controls upon which such SAS 70 opinion letter is based have changed from September 30 to December 31 to such extent that it would no longer be reasonable for Client to rely on such SAS 70 opinion letter, Adviser shall notify Client of such changes by January 15 and shall review such changes with Client if Client so requests.  Adviser shall furnish Client with copies of any reports or correspondence it receives from its external or internal auditors which comment negatively in any material respect on  internal controls,  to the extent such deficiencies could materially adversely affect Adviser’s performance pursuant to this Agreement; provided, however, such reports may be redacted to the extent not applicable to Adviser’s internal controls.  Notwithstanding anything to the contrary herein, Adviser shall promptly review with Client any change to the processes and controls on which the then most recent SAS 70 opinion letter is based.

For purposes of this agreement, “SAS 70” shall mean the Statement of Auditing Standards No. 70, the auditing standard issued by the American Institute of Certified

Public Accountants that provides guidance to enable an independent auditor to issue an opinion on a service organization’s description of internal controls.  “Nationally Recognized Accounting Firm” shall mean Pricewaterhouse Coopers, Ernst & Young, Deloitte & Touche or KPMG, or any successor thereof.

SECTION 5.  Custody and Reports to Client; Records. Client will either maintain custody itself or establish and maintain for the term of this Agreement a custody account or accounts with JP Morgan Chase Bank or with another New York bank or banks designated by Client (the “Custodian”) for the assets of the General Account. All such assets shall be and remain the property of and shall remain under the ultimate control of Client. Client will itself and will cause the Custodian to inform Adviser promptly of all assets placed in the General Account and will establish reporting and accounting arrangements such that Adviser will be fully informed at all times as to the assets in the General Account. Adviser shall be fully protected and indemnified by Client in relying on such reporting and accounting arrangements. Adviser will promptly furnish to Client those reports set forth on Schedule III and such other reports as Client and Adviser may agree to in writing from time to time. Adviser shall meet on a regular basis with designated representatives of Client to review the investment performance of the General Account and such other matters as Client may reasonably request.

The books, accounts and records of Client as to all transactions between Client and Adviser under this Agreement shall be maintained so as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as is necessary to support the reasonableness of the charges under this Agreement.  In addition, Advisor shall maintain records in accordance with Regulation No. 152 of the New York Insurance Department that will be available during Advisor’s normal business hours to Client and any governmental agency that has regulatory authority over Client’s business activities.  Each party shall be and remain sole owner of its own records, including but not limited to business and corporate records, regardless of the use or possession by either party of the other party’s records. All records relating to the General Account (or copies thereof) shall be turned over to Client, or as it may direct, upon termination of this Agreement.

SECTION 6.  Fee for Services. Client will pay Adviser fees for services performed by Adviser under Sections 2 and 3of this Agreement in accordance with the Fee Schedule attached hereto as Schedule I, as the same may be amended from time to time by mutual written agreement between Client and Adviser.  Client will pay Adviser an annual fee of $250,000 for services performed by Adviser and described in Schedule III hereto.  It is understood and agreed by the parties hereto that the expenses hereunder shall be accounted for by the Client in accordance with Regulation No. 33 of the New York Insurance Department.

SECTION 7.  Valuation of Investments.  In computing the market value of any investment held under this Agreement, each security listed on a national securities exchange shall be valued at the last quoted sale price on the valuation date on the principal exchange on which such security is traded, if such price is available.  However, if no such price shall be available and in the case of any other security or asset, such securities or assets shall be valued in a manner determined in good faith by Adviser to reflect its fair market value.

SECTION 8.  Brokerage. Adviser, in its sole discretion, will seek to obtain the best prices and execution for all orders placed for the General Account, considering all circumstances.  To the extent permitted by applicable law, including ERISA, Adviser may, in the allocation of business, consider the statistical data, research and other services furnished to Adviser by brokers and dealers.  Such services may be used by Adviser in connection with its other advisory activities or investment operations.  Client acknowledges that the costs of using such brokers and dealers may be higher than the costs of brokers or dealers who do not provide such services.  Transactions for the General Account may be executed as part of concurrent authorizations to purchase or sell the same security for other accounts and clients served by Adviser. When these concurrent transactions occur, Adviser’s objective will be to allocate the executions so as not to discriminate among accounts.  From time to time certain affiliates of Adviser which are broker-dealers may effect transactions on behalf of the General Account.  In the case of separate accounts 43, 46 and 48, Adviser may effect transactions with certain affiliates only in compliance with the provisions of Prohibited Transaction Exemption 86-128 issued by the U.S. Department of Labor under ERISA or any amendment or successor to such exemption.  Client acknowledges that from time to time certain affiliates of Adviser which are members of a national securities exchange may effect transactions on behalf of the General Account on such exchange pursuant to Section 11(a) of the Securities Exchange Act of 1934 and Rule l1a2-2(T) thereunder.  Such affiliates may receive compensation in connection with such transactions.  Client consents to such affiliates retaining such compensation pursuant to Section 11 (a) of the Securities Exchange Act and Rule l1a2-2(T) thereunder.

SECTION 9.  Representations, Warranties and Responsibilities of Adviser.  Adviser represents and warrants that each of it and any subadviser appointed pursuant to Section 22 shall at all times during which it provides services to Client hereunder (a) be validly existing and in good standing under the laws of its state of organization, (b) be duly registered with the United States Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), to the extent required to perform its obligations under this Agreement, (c) be duly qualified to do business and duly registered or licensed as an investment adviser in each state or jurisdiction, to the extent necessary to perform its obligations under this Agreement, and (d) have completed, obtained or performed all registrations, filings, approvals, licenses, consents and examinations required by any regulatory authority to the extent necessary or appropriate to perform its obligations under this Agreement.  If either of Adviser or such subadviser should, at any relevant time, cease to be so registered, Adviser will promptly notify Client. Adviser makes no representation or warranty as to the investment performance or profitability of the General Account.

SECTION 10.  Client Representations and Warranties. Client represents and warrants that this Agreement has been duly authorized by all necessary action, corporate and other, that it constitutes the legal, valid and binding obligation of Client, and that the terms of this Agreement do not conflict with any material obligation by which it is bound, whether arising by contract, operation of law or otherwise.

SECTION 11.  Other Activities of Adviser. It is understood that Adviser and any of its affiliates may engage in any other business including investment management and advisory services to others who may have investment policies similar to those followed by Client with respect to the General Account, provided that, subject to this Section 11, the Adviser shall at all times allocate investment opportunities among clients of the Adviser on a fair and equitable basis.  Adviser will be free, in its discretion, to make recommendations to others, or effect transactions on behalf of itself or for others which may be the same as or different from those effected on behalf of the General Account. Subject to applicable law, including ERISA, (i) nothing contained in this Agreement shall prevent Adviser or any of its affiliates, acting either as principal or agent on behalf of others, from buying or selling, or from recommending to or directing any other account to buy or sell, at any time, securities of the same kind or class directed by Adviser to be purchased or sold for the Account; and (ii) it is understood that Adviser, its affiliates, and any officer, director, stockholder, employee or any member of their families may have an interest in a particular transaction or in securities of the same kind or class as those whose purchase or sale Adviser may recommend or effect on behalf of the General Account.

Subject to applicable law, including its obligations as a fiduciary under ERISA, Adviser shall not be obligated to recommend to Client for the General Account any particular investment opportunity which comes to it. Unless Adviser determines in its sole discretion that it may appropriately do so, Adviser may refrain from purchasing on behalf of the General Account or rendering any advice or services concerning securities of (i) companies of which Adviser, its affiliates, or any of its or their officers, directors, or employees are directors or officers, (ii) companies for which Adviser or its affiliates act as financial adviser or underwriter, or (iii) companies about which Adviser or any of its affiliates have information which Adviser deems confidential or non-public.

SECTION 12.  Liabilities of Adviser.  The Adviser shall (a) discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims and (b) act in accordance with the standards in effect from time to time under federal and New York law (with respect to New York Insurance Law only, to the extent required by such law and communicated in writing by Client to the Adviser from time to time or as otherwise known to the Adviser) which apply to any person serving in the capacity with respect to Client in which the Adviser is then serving.  Adviser shall discharge its duties with respect to separate accounts 43, 46 and 48 solely in the interest of the participants in the plans participating in such accounts and their beneficiaries with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.  To the extent permitted by applicable law, including in the case of separate accounts 43, 46 and 48, the applicable provisions of ERISA, Adviser, its affiliates, directors, officers, or employees will not be liable for any action, omission, information or recommendation in connection with this Agreement or investment of the General Account, except in the case of their willful misfeasance, bad faith, gross negligence or reckless disregard of their duties and obligations hereunder.

SECTION 13.  Assignment.  No assignment, within the meaning of such term under the Advisers Act and the rules thereunder, of this Agreement shall be made by Adviser. Adviser agrees to notify Client of any changes in the membership of its general partner or partners within a reasonable time after such change.

SECTION 14.  Termination of Agreement.  This Agreement will continue through December 31, 2004.  After such date, this Agreement shall be effective for successive 12-month periods unless either Client or Adviser notifies the other in writing not later than the first day of any such 12-month period that this Agreement shall not be renewed at the end of such period.  Nonrenewal of this Agreement by Client shall constitute a termination of this Agreement, which termination may either be for Cause (as defined below) or not for Cause.  Notwithstanding the foregoing, after the end of the initial 12-month period, Client may terminate this Agreement upon 90 days written notice to Adviser, and Adviser may terminate this Agreement upon 180 days written notice to Client, and Client may terminate this Agreement at any time for Cause (as defined below).  Upon termination of this Agreement, Adviser will furnish to Client a report containing, among other things, a statement of investments of the General Account as of the date of termination and Client will pay to Adviser all fees accrued and unpaid to the date of termination in accordance with Schedule I.

If Client or Adviser gives notice of termination of this Agreement, Client and Adviser will take all necessary steps, including, without limitation, Adviser providing Client with access to and the opportunity to consult with Adviser’s employees, in order to facilitate an orderly transition of the records and responsibilities so as to avoid a disruption of services to Client. Any such transition shall begin reasonably promptly after the giving of such termination notice, and the parties shall use their best efforts to complete such transition by the termination date. If such transition is not completed by the termination date and if Adviser continues to provide services or undertake duties and responsibilities under this Agreement, this Agreement, including without limitation the fee provisions, shall be deemed to continue in effect with respect to the services so provided or duties and responsibilities so undertaken until such time as both parties agree that the transition is complete.

Client anticipates that if notice of termination of this Agreement is given, Client for itself and its subsidiaries and its and their servicers may wish to purchase at fair value a perpetual, royalty-free non-exclusive license or licenses to all or part of the application, operating and reporting software and systems used by Adviser in the performance of its accounting, valuation, reporting and treasury services for Client and its subsidiaries under this Agreement and certain other agreements. If notice of termination of this Agreement is given and if Client wishes to purchase such a license or licenses, it shall give notice in writing to Adviser promptly after the giving of the termination notice, and Adviser agrees to work together with Client to obtain required approvals for such purchase.

If Adviser terminates this Agreement for any reason, then Adviser shall not be entitled, with respect to any period after the effective date of termination, to any fees of any kind, including, without limitation, any fees contemplated by Section 6.  Notwithstanding anything to the contrary herein contained, Adviser may terminate this Agreement if Client fails to pay any fees due and owing under this Agreement and such failure remains uncured for a period of 90 days after receipt by Client of written notice of such breach during which period Client and Adviser shall work together to resolve any disagreement concerning the calculation of such fees.

For purposes of this Agreement, “Cause” shall mean willful misfeasance, gross negligence or reckless disregard of the duties and obligations hereunder on the part of Adviser, the material breach by Adviser of any provision hereof, any determination by the U.S. Securities and Exchange Commission (the “SEC”), other regulatory body or court of competent jurisdiction materially barring or restricting Adviser from acting as an investment adviser, or the imposition by the SEC, other regulatory body or court of competent jurisdiction of material limitations on the ability of Adviser to provide services under this Agreement.

SECTION 15.  Change or Modification of Agreement.  This Agreement may not be amended, changed or modified except by an instrument in writing signed by Client and Adviser.  Any such amendment, change or modification shall comply with all applicable requirements of the New York Insurance Law.

SECTION 16.  Confidentiality.  During the course of Client’s business relationship with Adviser, there will be communications between Client and Adviser, and each of Client and Adviser will be afforded access to certain books, records, reports, data, files and documents of the other, and will be afforded access to or will learn certain confidential and proprietary information, written or oral, of the other (collectively the “Confidential Information”).  Such Confidential Information (i) of Client shall include the information regarding Client’s investments, and (ii) of either party may include but will not be necessarily limited to Confidential Information which deals with (a) such party’s trade secrets, investments, properties, products, services, shareholders, unitholders, partners, finances, business affairs, methods of operation, distribution strategies, procedures or other internal matters; (b) such party’s past, present or prospective policy, contract or certificate holders or pension, investment or other clients; (c) any party who has otherwise contracted or negotiated with such party, or may hereafter do so; (d) the finances, business affairs, business plans, marketing strategies, circumstances or relationships of such party to any of the parties referred to in clauses (b) and (c) of this Section 16, (e) any non-public information, including the names and addresses and personal information concerning such party’s active and retired employees and internal memoranda and correspondence, material, inventions, improvements, systems or programs used by such party and in which such party has proprietary rights or is under contractual obligation to protect a third party’s proprietary rights; (f) the internal business practices and business records of such party, whether oral or written, or (g) the terms of this Agreement.  For the protection of Client and Adviser it is agreed as follows:

(i)                                     Except as otherwise required by any regulatory requirements, each of Client and Adviser will hold all Confidential Information of the other in strictest confidence and will use such Confidential Information solely for the purposes of performing its duties or exercising its rights hereunder.  Client and Adviser shall disclose such Confidential Information to any third parties only to the extent necessary to perform such duties or exercise such rights and only to persons who have been informed of the obligations imposed by this Agreement.

(ii)                                  Notwithstanding anything to the contrary herein, neither Client nor Adviser shall have any obligation to preserve the confidentiality of any Confidential Information which:

(1)                                  is or becomes publicly available (other than through unauthorized disclosure by the receiving party);

(2)                                  at the time of disclosure to the receiving party, is already in the possession of or known to the receiving party to be free of any confidentiality obligations applicable to it;

(3)                                  is made available to the receiving party, as a matter of right by any person or entity other than the other party; or

(4)                                  is the subject of a subpoena or other such legal process or compulsion, whereupon each of Client and Adviser shall, unless otherwise required by a regulatory requirement, provide notice to the other party prior to such disclosure in order allow the other party to seek an appropriate protective order.

(iii)                               Notwithstanding the foregoing provisions of this Section 16, any party hereto (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions entered into in connection herewith and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure, except to the extent maintaining such confidentiality is necessary to comply with any applicable federal or state securities laws; provided that the confidentiality obligations of this Agreement or other agreements relating to this transaction between the parties shall continue to apply to information irrelevant to understanding the tax treatment or tax structure of this transaction.  The preceding sentence is intended to cause the transaction contemplated hereby to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code and shall be construed in a manner consistent with such purpose.

(iv)                              Notwithstanding the foregoing provisions of this Section 16, Adviser shall implement and maintain appropriate measures designed to comply with Client’s privacy policy and thereby meet the objectives of Regulation No. 173 of the New York Insurance Department with respect to safekeeping

Client’s customer information and customer information systems. Adviser shall adjust its information security program at the request of Client for any relevant changes dictated by Client’s assessment of risk around its customer information and customer information systems.  Confirming evidence that Adviser has satisfied its obligations under this Agreement shall be made available, during normal business hours, for inspection by Client, anyone authorized by Client, and any governmental agency that has regulatory authority over Client’s business activities.

SECTION 17.  Audit Review.  Client or any governmental authority having jurisdiction over the Client shall have the right (even if Client is in default hereunder or after this Agreement has expired or been terminated), at any time and from time to time upon reasonable notice, to undertake or cause to be undertaken an audit review of all investments and proposed investments, Adviser’s performance of its services under this Agreement, the fees payable to Adviser hereunder and all reimbursable costs and expenses hereunder, if any, and Adviser’s compliance herewith.  Such audit review may be undertaken directly by Client or by third parties engaged by Client, and the fees and disbursements of any third party auditor retained by Client or such governmental authority shall be paid by Client.  Adviser shall cooperate fully with Client and each such third party in connection with any such audit review.  The rights of Client under this Section 17 may be enforced by an action at law or in equity, whether for specific performance or injunction or otherwise.

SECTION 18.  Business Continuity Planning.  With respect to the services to be provided by the Adviser pursuant to this Agreement, Adviser will, upon request, provide Client with a copy of its business continuity plan.

SECTION 19.  Entire Agreement; Severability.  This Agreement constitutes the entire understanding and agreement between Client and Adviser relating to the services provided for in this Agreement and supersedes all other prior agreements and under-standings, whether written or oral, between Client and Adviser concerning this subject matter.  If any term or provision of this Agreement shall be held to be invalid or unenforceable it shall not render invalid or unenforceable the remaining terms or provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement.

SECTION 20.  Arbitration.  Should an irreconcilable difference of opinion between Adviser and Client arise as to the interpretation of any matter respecting this Agreement, it is hereby mutually agreed that such differences shall be submitted to arbitration as the sole remedy available to both parties.  Such arbitration shall be by three arbitrators in accordance with the rules of the American Arbitration Association, the arbitrators shall have extensive experience in the insurance and/or investment advisory industries, and the arbitration shall take place in New York, New York.  Each party shall bear its own expenses in connection with the arbitration and the fees and expenses of this arbitration and any other expense of the arbitration shall be shared equally by the parties.

SECTION 21.  Directions to Adviser and Notices.  All investment guidelines or general directions by Client to Adviser shall be in writing signed by the chief investment officer of Client or his or her designee. Adviser may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained and shall be fully protected and indemnified by Client in relying thereon. Any investment guideline, direction, notice, report, or other communication required or permitted to be furnished or given hereunder will be furnished or given in writing and received by Client or Adviser, as the case may be, at the following addresses:

If to Client:

AXA Equitable Life Insurance Company

1290 Avenue of the Americas

New York, New York 10104

Attention:  Office of the Chief Investment Officer

addressed to the attention of the person or persons designated by Client to receive the direction, notice, report or other communication or, in the absence of such designation, the Secretary.

If to Alliance:

Alliance Capital Management L.P.

1345 Avenue of the Americas

New York, New York 10105

Attention: General Counsel

SECTION 22.  Subadvisers.  Adviser may contract with one or more direct or indirect subsidiaries of Alliance for the performance of its obligations hereunder as an entirety or with respect to specified asset classes or portfolios; provided, however, that the terms and conditions of such contracts shall not be inconsistent herewith and that Adviser shall not be relieved of its duties and obligations to Client hereunder. Adviser shall be solely liable for all fees owed by it under any such contract, irrespective of whether Adviser’s compensation pursuant hereto is sufficient to pay such fees.

SECTION 23.  Control.  The performance of services by Adviser for Client pursuant to this Agreement shall in no way impair the absolute control of the business and operations of Adviser or Client by their respective boards of directors.  Adviser shall act hereunder so as to assure the separate identity of Client.  The business and operations of Client shall at all times be subject to the direction and control of the board of directors of the Client.

SECTION 24.  Governing Law.  The provisions of this Agreement will be construed and interpreted in accordance with the laws of the State of New York as at the time in effect, without giving effect to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, Adviser and Client have caused this Agreement to be executed by their representatives as of the date and year first written above.

ALLIANCE CAPITAL MANAGEMENT L.P., or any affiliated successor to its business

By:	ALLIANCE CAPITAL MANAGEMENT
CORPORATION, its General Partner

By:	/s/ Robert H. Joseph, Jr.
Name: Robert H. Joseph, Jr.
Title: SVP and CFO

AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Stanley B. Tulin
Name: Stanley B. Tulin
Title: Vice Chairman and CFO

Schedule I to Investment Advisory and
Management Agreement, dated as of October 1,
2004 between Alliance Capital Management
L.P. and AXA Equitable Life Insurance
Company

Adviser will receive from Client fees according to this Schedule.  Asset-based fees are based on the carrying value determined in accordance with generally accepted accounting principles (“GAAP”) of assets held pursuant to this Agreement as of the beginning of the billing period; provided, however, that all fixed maturities are to be valued at amortized cost determined in accordance with GAAP. Asset-based fees will be billed quarterly in advance of service at ¼ the annual rate stated on this schedule.  All such bills shall be due and payable within 90 days of the date of the respective invoice.

Fees applicable to periods shorter than a calendar month or, in the case of those billed quarterly, a calendar quarter, due to the effective date or termination date of this Agreement will be prorated either from the effective date or to the termination date, whichever is appropriate, and will be based on the value of investments held under this Agreement as of either the end of the short period or the termination date, whichever is appropriate.

Fee computations at the end of each relevant period shall be adjusted to correct for any accounting errors or omissions made (i) during such period or, (ii) if not otherwise corrected and adjusted for in a prior fee computation, during such prior period.

A.           Schedule of Asset-Classes and  Fees

Asset Class

Annual Fee

Core Public Bonds
Publicly traded debt securities and preferred stock (including securities received in exchange for Rule 144A securities) and the cash and cash-equivalent proceeds thereof not withdrawn by Client

7.5 Basis Points

Core Private Placements Privately placed debt securities and preferred stock	18.5 Basis Points

Common Stock	20 Basis Points

Limited Partnership/Enhanced Return Funds	32 Basis Points

High Yield Public Bonds Investments in publicly traded debt securities and preferred stock rated NAIC Grade 3 or below	25 Basis Points

Collateralized Debt Obligations	2 Basis Points

Derivative Transactions	600,000

B.             Schedule of Other Fees

Non-Equitable legal and consulting services required for private placement workouts (Client to notified of these costs as they are incurred)	Costs incurred will be passed through directly to Client*

* At the request of Client, Adviser will (i) review with Client specified legal bills (both non-Equitable and Law Department) to assist Client in determining the appropriateness of those bills, and (ii) together with representatives of outside counsel or the Law Department, assist Client in estimating future legal expenses to be incurred in connection with specified transactions.

2

Schedule II to Investment Advisory and
Management Agreement, dated as of October 1,
2004, between Alliance Capital Management
L.P. and AXA Equitable Life Insurance
Company

Excluded Asset Classes

The asset classes set forth below held or to be held in Client’s General Account are not included in the accounts for which Adviser is to act as investment adviser under the Investment Advisory and Management Agreement, dated as of October 1, 2004 (the “Agreement”), notwithstanding that they are evidenced by securities.  These excluded asset classes are not subject to any provisions of the Agreement, including, without limitation, Section 6 thereof.

Real Estate and Mortgage Assets

Assets Managed by Client’s Treasurer

•                  Short-term investments designated by Client

Assets Managed by Client’s Corporate Operations

•                  Securities issued by Client’s affiliates, including any intercompany notes evidencing borrowings

Other Assets

•                  Equitable Deal Flow Funds

•                  Securities issued by collateralized bond obligation vehicles sponsored by Alliance or its affiliates or for which Alliance or its affiliates act as manager or investment adviser

•                  Investments made pursuant to the Community Investment Program

•                  Investments made pursuant to programs managed or advised by investment advisers to Client other than Alliance.

•                  Assets managed by investment advisers other than Alliance

•                  Limited Partnership/Enhanced Return Funds listed below

•                  Albion Alliance Mezzanine Fund, L.P.

•                  Albion Alliance Mezzanine Fund II, L.P.

•                  The Czech Direct Equity Fund I, L.P.

•                  Alliance Scan East Fund, L.P.

•                  APA Excelsior III, L.P.

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Schedule III to Investment Advisory and Management Agreement,

dated as of October 1, 2004, between Alliance Capital Management L.P.

and AXA Equitable Life Insurance Company*

Reports	Frequency

• Portfolio and segment reviews	Quarterly

• Bond book value/market value summary	Daily
• Industry exposure updates	Periodically, as available
• Bond purchases and sales reports	Weekly and Quarterly
• Bond credit sales reports	Monthly
• Investment Committee Reports	For each Investment Committee meeting of Client
• Business review reports (including top 25 bond holdings, top 10 bond unrealized gain/loss and portfolio activity reports)	For each Business Review Meeting of Client
• Rating agency reports	For each Rating Agency Meeting of Client
• Investment Under Surveillance (IUS) Reports	Quarterly
• Short-term reports	Daily
• Derivatives Reports [prepared in accordance with Client’s Derivatives Use Plan (“DUP”)]	Monthly, quarterly or annually, as required by DUP
• MBS Report	Periodically, at least Quarterly
• Pricing Matrix Report	Monthly
• Bond Cash-Flow Forecast (P&I)	Monthly
• Plan, Economic Capital and Embedded Value support, cash flow projections on CMOS/CMBS/MBS/ABS for regulatory cash flow testing, and CDO cash flow reports	Periodically, as necessary
• Reports relating to troubled investments, bankruptcies and workouts	Periodically, as necessary
• Analyses and reports relating to partnership activity, monitoring investments and new investments	Periodically, as necessary

Files from Alliance/CAMRA for Investment Management Information System

• Camra Daily Transaction file - Transactions at the currhold level	Daily
• Equitable Daily Detail file-Cusip, Issuer, Price, Values, other indicatives	Daily
• Preliminary file - Currhold-level records with STAT and GAAP Yields, Coupon Rate, and NAIC code	Monthly

* All services and reports are to be performed or prepared for securities managed by (i) Alliance and (ii) other investment advisers of Client, to the extent information is provided by Client to Adviser in respect of securities managed by such other investment advisers, and are to be performed or prepared in accordance with US GAAP, French GAAP, IAS, STAT or TAX Basis, as appropriate.

S-III-1

• Indicative file – Cusip-level records with all descriptive information such as Name, Maturity Date, Ratings, Etc.	Monthly
• Currhold-keystring file - Currhold level records with the Cusip, Portfolio, and Acquired Date for all Currholds for the year to date (more comprehensive than the Preliminary file.)	Monthly
• Put-Call schedules	Quarterly
• Call indicatives	Quarterly
• DP paydown schedules	Quarterly
• Step Rate Schedules	Quarterly
• Make Whole provisions	Quarterly
• Non-Gemini file - Original Amount	Quarterly

CAMRA Services

CAMRA System – Includes (i) system and ancillary systems (i.e. Darkroom Sybase etc.) access, support maintenance as well as communication and resolution of system issues with SS&C Technologies, (ii) creation and support of reports, extracts, tables and ad-hoc requirements, and (iii) maintenance and support for multiple accounting bases (including US GAAP, French GAAP, IAS, STAT and tax bases), it being understood that Client shall pay certain incremental costs relating to the modification of CAMRA to provide IAS information.

CAMRA Translator – Includes translator support, maintenance and such translator changes and improvements as the parties shall agree.

Valuation Services -  Includes (i) Derivative Solutions analytic, cash flow security information, pricing, and current ratings (Moody’s and S&P), and (ii) all necessary information for SVO filings and ratings.

Administrative Services  - Trade processing, corporate actions processing and other required security information whether internal or external to CAMRA.

Other services – including, but not limited to, requests for information from Internal and External Auditors as well as outside Regulators (ie. SVO, NAIC, ACLI, Federal Reserve)

Administrative Services

Confirmation and Settlement Services- Includes obtaining trade confirmations, either by mail or through automated interfaces, trade comparison function between broker’s confirmations and company records, reconciliation of trade discrepancies and correction activity.

Custody Services- Includes processing corporate actions (e.g., tender offers, stock dividends and splits, redemptions and other securities related transactions), reconciliation of asset reports from custodial agents with company records, identification and correction of out-of-balance conditions including items in suspense and providing custody reports.

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Collection Services – Includes collection for principal, interest and dividend payments, analysis, follow-up and reconciliation of overdue payments and payment discrepancies.

Beneficial Ownership – extracts, files and information

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